Exhibit 99.1

Blue Buffalo Announces Launch of Secondary Offering

WILTON, CT, June 27, 2016 – Blue Buffalo Pet Products, Inc. (Nasdaq: BUFF) (“Blue Buffalo”) today announced the commencement of the secondary offering of shares of its common stock pursuant to a registration statement on Form S-1, filed with the Securities and Exchange Commission (the “Commission”). Existing stockholders of Blue Buffalo are selling 15,000,000 shares of common stock in the offering. The underwriters in the offering will have a 30-day option to purchase up to an additional 2,250,000 shares of common stock.

Blue Buffalo is not offering any shares of common stock in the proposed offering and will not receive any proceeds from the sale of shares in the proposed offering.

J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as joint book-running managers for the proposed offering and as representatives of the underwriters. Barclays Capital Inc., Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC are also acting as joint book-running managers for the proposed offering. Wells Fargo Securities, LLC is acting as co-manager for the proposed offering.

A registration statement on Form S-1 relating to the proposed offering has been filed with the Commission but has not yet become effective. The shares to be registered may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. A copy of the prospectus related to the offering may be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 866-803-9204; or Citigroup Global Markets Inc., c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, or by telephone at (800) 831-9146.

About Blue Buffalo

Blue Buffalo, based in Wilton, CT, is the nation’s leading natural pet food company, and provides natural foods and treats for dogs and cats under its BLUE Life Protection Formula, BLUE Wilderness, BLUE Basics, BLUE Freedom and BLUE Natural Veterinary Diet lines.

Forward Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements are based on Blue Buffalo’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond Blue Buffalo’s control. Any forward-looking statement in this release speaks only as of the date of this release. Blue Buffalo undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.